Exhibit 21.1
SUBSIDIARIES OF ZSCALER, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Zscaler Softech India Private Limited	India
ZSC Holdings Limited	United States
Zscaler UK Ltd	United Kingdom